Exhibit 99.1

Seneca Foods Announces Expanded Share Repurchase Program

MARION, NY March 10, 2015 Seneca Foods Corporation (NASDAQ:SENEA, SENEB) announced today that its Board of Directors has authorized an expanded share repurchase program.  The Company had previously announced a share repurchase program.  Under this previously announced program, the Company still has available 584,814 shares to be repurchased as of March 6, 2015.  The new program permits the Company to buy up to a total of 2,500,000 common shares, whether Class A or Class B shares, in open market or privately negotiated transactions at the discretion of management.

The transactions will be made in accordance with rules and regulations of the U.S. Securities and Exchange Commission and other rules that govern such purchases. The purchase of 2,500,000 shares of stock would represent approximately 23.3% of the shares common stock outstanding or 22.8% assuming all convertible preferred shares are converted to common shares.

About Seneca Foods Corporation

Seneca Foods is North America's leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby's®, Aunt Nellie's®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  In addition, Seneca provides vegetable products under an alliance with General Mills Operations, LLC, a subsidiary of General Mills, Inc., under the Green Giant label.   Seneca's common stock is traded on the Nasdaq Global Stock Market under the symbols "SENEA" and "SENEB". SENEA is included the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Contact: Timothy J. Benjamin, CFO
(315-926-8100)

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